Exhibit 99.2

Press Contact:

Robert Minicucci, Warner Communications

Phone: (603) 488-5856

Mobile: (339) 206-1722

robert@warnerpr.com

Investor Inquiries:

Andrea Clegg, NightHawk Radiology Holdings, Inc.

(866) 402-4295

(208) 292-2818

aclegg@nighthawkrad.net

NightHawk Radiology Holdings, Inc. Announces

Appointment of Jeff Terrill to Board of Directors

COEUR D’ALENE, Idaho, June 17, 2009 – NightHawk Radiology Holdings, Inc. (Nasdaq: NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today announced that Mr. Jeff Terrill has been appointed as an independent member of the company’s Board of Directors and Audit Committee.

“We are very excited to have Jeff join the NightHawk board,” said David Engert, President and Chief Executive Officer. “We are confident that Jeff’s extensive leadership experience in the healthcare industry will be a tremendous asset to the Company as we look to continue to grow our business, while remaining focused on our core mission of improving patient care and the lives of radiologists.”

Mr. Terrill is an experienced healthcare executive, having spent more than 20 years in the healthcare industry. Mr. Terrill has served in a number of leadership capacities in his career, including as President & CEO of Scottsdale Healthcare’s PHO, an affiliation of more than 500 primary care and multi-specialty physicians and hospitals, and currently serves as Regional Vice President, Western Region for CIGNA Healthcare, a leading healthcare company.

“I am very excited to be joining NightHawk’s Board of Directors and I look forward to being a contributing addition to the Board and to the opportunities that lie ahead for the company,” said Mr. Terrill.

About NightHawk

NightHawk Radiology (Nasdaq: NHWK), headquartered in Coeur d’Alene, Idaho, is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk provides the most complete suite of solutions, including professional services, business services, and its advanced, proprietary clinical workflow technology, all designed to increase efficiencies and improve the quality of patient care and the lives of physicians who provide it. NightHawk’s team of U.S. board-certified, state-licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week to approximately 1,560 sites, representing approximately 27% of all hospitals in the United States. For more information, visit http://www.nighthawkrad.net.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the company’s future growth in its business and the opportunities that lie ahead for the company. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These factors and other risks are detailed from time to time in our quarterly and annual reports filed with the SEC. NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, NightHawk does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

“NHWKF”